Exhibit 99.1
NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254
Contact:
Traded: NYSE (GDP)
Robert C. Turnham, President
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES CLOSING OF CHESAPEAKE TRANSACTION,
HAYNESVILLE SHALE DRILLING UPDATE AND INCREASED HAYNESVILLE ACREAGE IN EAST TEXAS
Houston, Texas — July 16, 2008. Goodrich Petroleum Corporation (NYSE: GDP) today announced the closing of its previously announced joint venture to develop the Haynesville Shale in Northwest Louisiana with Chesapeake Energy in Caddo and DeSoto Parishes, Louisiana, and provided updates on its recent Haynesville Shale drilling activities and its net Haynesville acreage position in East Texas.
Haynesville Shale Joint Venture
The Company has closed its previously announced transaction with Chesapeake Energy to jointly develop the Haynesville Shale on a portion of the Company’s acreage in Caddo and DeSoto Parishes, Louisiana. The Company sold approximately 10,200 net acres and retains a fifty percent working interest in the acreage for the Haynesville Shale and one hundred percent of its rights through the base of the Cotton Valley sand section. Upon closing, the Company received approximately $173 million. With the completion of this transaction the Company has a total of approximately 22,000 net acres in north Louisiana which are believed to be prospective for the Haynesville formation.
Haynesville Drilling Update
The Company has recently drilled and logged two additional vertical Haynesville Shale wells on its 100%-owned acreage in the Minden field of Rusk and Panola Counties, Texas. The Billy Sealey No.7, which is located in the eastern portion of the Minden field, encountered approximately 165’ of Haynesville Shale and the T. Swiley No.5, located in the northwestern portion of the Minden field, has been drilled to total depth and encountered excellent gas shows over an approximate 170’ interval of the Haynesville Shale with complete open-hole logs expected over the next 24 hours. As previously announced, the Company currently plans to begin horizontal drilling for the Haynesville Shale on its East Texas acreage position in the fourth quarter of this year.
Increased Haynesville Shale Acreage in East Texas

The Company has continued to increase its net ownership of Haynesville Shale rights in East Texas and currently estimates approximately 38,500 net acres for the Haynesville Shale in the Minden and Beckville field areas in Panola and Rusk Counties, Texas. The recently added net acreage increases the Company’s total net exposure in the Haynesville Shale play in Northwest Louisiana and East Texas, excluding the Company’s acreage in the Angelina River Trend, to approximately 60,500 net acres.
Gil Goodrich, Goodrich’s Vice Chairman and Chief Executive Officer commented, “We are pleased to have closed on our previously announced transaction with Chesapeake Energy to jointly develop the Haynesville Shale in northwest Louisiana. We are confident this transaction will create substantial value for Goodrich Petroleum and its shareholders. We look forward to initiating our joint development activities and expect to spud our initial joint horizontal well in the next 30-60 days. The two additional wells we have recently drilled in the Minden field of East Texas provide important incremental data points for the Haynesville Shale in the Minden field and we believe further substantiates the reserve potential for the Haynesville on our 100% owned East Texas acreage. The approximately $365 million we have received from the Chesapeake transaction and the equity offering have dramatically strengthened our balance sheet and positioned us to further expand our development activities in the second half of this year and into 2009.”
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.